Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form F-3 and Registration Statement No. 333-219100 of our report dated April 19, 2017 (May 2, 2018 as to the effects of the restatement discussed in Notes 1.5, 25.I and 26.I), relating to the consolidated financial statements of  BBVA BANCO FRANCES S.A.. and subsidiaries composing BBVA BANCO FRANCES Group (the “Group”), appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2017.

/s/ Deloitte & Co. S.A.

Buenos Aires, Argentina

May 2, 2018